EXHIBIT 99.2

2004 Performance Highlights

	GAAP	Settlement agreements and related professional fees (1)	Non-GAAP
Diluted earnings per share	$1.74	$0.15	$1.89
Net income (in millions)	$623.5	$52.4	$675.9
Return on equity	18.60%	1.57%	20.17%
Efficiency ratio	57.12%	-2.12%	55.00%

(1)	Adjustment represents expenses related to a settlement agreement and related professional fees which management believes are not indicative of AmSouth’s legal and regulatory affairs arising in the normal course of business.